EXHIBIT 3.1

Amendments to Amended and Restated Certificate of Incorporation of Delcath Systems, Inc.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DELCATH SYSTEMS, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness, which shall be effective at 7:30 AM Eastern Time on November 6, 2017 (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each number of shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”) as determined by the Corporation’s Board of Directors in a number of at 1:350, and to be announced by the Corporation via press release upon determination by the Board of Directors,”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of November 6, 2017 at 7:30 AM, New York City time.

IN WITNESS WHEREOF, DELCATH SYSTEMS, INC., has caused this certificate to be duly executed in its corporate name this 26th day of October, 2017.

DELCATH SYSTEMS, INC.

By:	/s/	Barbra Keck
Barbra Keck
Chief Financial Officer